Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements/Brian Korb
Chief Financial Officer	415-392-3385
650-934-5200	646-378-2923

VIVUS AGREES TO SELL EVAMIST RIGHTS TO KV PHARMACEUTICAL

VIVUS Eligible to Receive $150 Million in Cash Payments Through NDA Approval

MOUNTAIN VIEW, Calif. — March 30, 2007 — VIVUS, Inc. (NASDAQ: VVUS) today announced that it had executed an agreement to transfer its exclusive rights and assets related to EvaMist™, an investigational metered dose transdermal estradiol spray for the treatment of menopause symptoms, to KV Pharmaceutical Company (the “Transaction”). The closing of the Transaction is expected to occur by mid 2007 following the satisfaction of various closing conditions as well as the completion of a review by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  Under the terms of the Transaction, VIVUS is eligible to receive an upfront payment of $10 million upon the closing and an additional $140 million upon the approval of the New Drug Application (“NDA”) for EvaMist currently under review by the Food and Drug Administration.  VIVUS may also receive milestone payments of up to $30 million based on sales of EvaMist through the term of the agreement.

Upon the closing of the Transaction, KV Pharmaceutical will be responsible for the manufacturing, selling, marketing and regulatory requirements once the product is approved.  VIVUS previously submitted the NDA for EvaMist on September 29, 2006.  The PDUFA date is July 29, 2007.  KV Pharmaceutical will also assume all additional expenses and liabilities associated with EvaMist.

“KV, with its strong women’s health franchise, is the ideal company to maximize EvaMist’s potential in the US,” said Leland F. Wilson, President and Chief Executive Officer for VIVUS.  “If approved, EvaMist will provide an important new treatment option for women suffering with the symptoms of menopause, and we are pleased to be able to have a company such as KV, with an exceptional infrastructure already in place, including 285 sales representatives and sales management personnel in their Ther-Rx division, to quickly bring the benefits of EvaMist to patients.”

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040    Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

Marc S. Hermelin, KV’s Chairman of the Board and Chief Executive Officer stated, “EvaMist is a great strategic fit with our Ther-Rx women’s health franchise, an area in which we are devoting significant R&D resources to expand our footprint.  EvaMist targets a new and compelling market for Ther-Rx with great growth potential, menopause, with an innovatively delivered drug that is designed to promote patient compliance.  Upon approval, we will be able to leverage the promotion of this product through our current branded sales force, focusing on the specific targets of OB/GYN and select primary care physicians that write for Estrogen Replacement Therapy.  EvaMist has the potential to be one of Ther-Rx’s largest products in terms of revenue.”

In clinical trials, EvaMist has been shown to reduce the number and severity of hot flashes in post-menopausal women.  Once approved, KV will promote EvaMist to the OB/GYN community that currently treats postmenopausal women.  In 2006, sales of all prescription estrogen products were approximately $1.5 billion, with the transdermal segment of the market approaching $300 million.

About EvaMist

EvaMist is a small, hand-held, simple to use spray that is designed to provide an easy and convenient means to deliver a preset dose of estradiol via the skin. EvaMist is placed gently against the skin and an actuator button is pushed, releasing a light spray containing a proprietary formulation of estradiol. Estradiol is released into the blood stream on a sustained basis over 24 hours. EvaMist is fast drying, non-irritating and invisible after application.

About Menopause

Approximately two million American women turn 50 each year. Women naturally enter into menopause usually between the ages of 45 and 55; however, surgical menopause may happen at any age. Menopausal symptoms occur when the ovaries stop producing estrogen. Symptoms include hot flashes, discomfort or pain during sexual intercourse due to vaginal atrophy (thinning of the vagina), and changes in skin and hair.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health. VIVUS has three products that are positioned to enter Phase 3 clinical trials, and one product currently under NDA review by the FDA. The investigational pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS®, for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); EvaMist™, for which a Phase 3 study has been completed and an NDA submitted for the treatment of menopausal symptoms; and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

About KV Pharmaceutical Company

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. For further information about KV Pharmaceutical Company, please visit the Company’s corporate website at www.kvpharmaceutical.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; the pivotal trial design, the number of patients required and cost estimates to complete all the necessary studies of Qnexa and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products.  There are no guarantees that the EvaMist NDA submission will be approved in a timely basis, or at all.  There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission.